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                                                                     EXHIBIT 2.2

                            FORM OF VOTING AGREEMENT

     VOTING AGREEMENT (the "Agreement"), dated as of July 1, 1998, by and between The Metzler Group, Inc., a Delaware corporation ("Metzler") and the persons who execute this document (each a "Holder", and collectively the "Holders").

                              W I T N E S S E T H:

     WHEREAS, Metzler, LECG, Inc., a California corporation ("LECG"), and MGI Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Metzler ("Sub"), have entered into an Agreement and Plan of Merger dated as of July 1, 1998 (the "Merger Agreement") pursuant to which Sub shall be merged with and into LECG (the "Merger");

     WHEREAS, the Holders are the beneficial and record owners of shares (collectively, the "Shares") of common stock, $ .001 par value per share, of LECG ("Common Stock"); and

     WHEREAS, as a condition to Metzler's obligations under the Merger Agreement and in consideration for Metzler entering into the Merger Agreement and agreeing to acquire all of the stock of LECG, including all of the Shares, in accordance with the transaction contemplated by such Merger Agreement, Metzler has required and the Holders have agreed to make certain covenants and to grant to Metzler certain voting rights relating to the Shares upon the terms and subject to the conditions hereof;

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1.  Irrevocable Proxy.

          (a) Each Holder hereby designates, constitutes and appoints Metzler (through any officer hereafter designated by Metzler for such purpose) during the term of this Agreement as such Holder's true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of the Shares for and in the name, place and stead of the Holder, at any annual, special or other meeting of the shareholders of LECG, and at any adjournment or adjournments thereof, or to grant consent pursuant to any consent in lieu of a meeting or otherwise, in favor of any proposal to approve the Merger Agreement and the Merger and any transactions contemplated thereby and, in addition, to vote against or withhold consent to, any proposals for any merger agreement or merger (other than the Merger or any agreement in respect thereof), consolidation, sale of stock, sale or purchase of any assets, reorganization, recapitalization, liquidation or winding up of or by LECG. All power and authority hereby conferred pursuant to this proxy is coupled with an interest and is irrevocable, subject to
     Section 14 of this Agreement.

          (b) The proxy granted in this Section 1 is specifically granted in consideration of the execution and delivery of this Voting Agreement (this "Agreement") and the Merger Agreement by Metzler, consummation by Metzler of the transactions contemplated thereby and the benefits to be derived by the Holders thereunder. Each Holder, subject to Section 14 of this Agreement, agrees that such proxy is coupled with an interest sufficient in law to support an irrevocable power and shall not be terminated
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     by any act of any Holder, by lack of appropriate authority or by the occurrence of any other event or events, provided however that this proxy shall be revocable upon the occurrence of a material change affecting Metzler. This proxy shall also survive the death, divorce, dissolution, incapacity, bankruptcy, insolvency or liquidation of any Holder.

          (c) In the event that Metzler is unable to exercise such power and authority for any reason during the term of this Agreement, each Holder agrees that it will vote all the Shares, at any annual, special or other meeting of the shareholders of LECG, and at any adjournment or adjournments thereof, or to grant consent pursuant to any consent in lieu of a meeting or otherwise, in favor of any proposal to approve the Merger Agreement and the Merger and any transactions contemplated thereby and, in addition, to vote against or withhold consent to, any proposals for any merger agreement or merger (other than the Merger or any agreement in respect thereof), consolidation, sale of stock, sale or purchase of any assets, reorganization, recapitalization, liquidation or winding up of or by LECG, or provide its written consent thereto.

     2. Representations and Warranties of the Holder. Each Holder severally represents and warrants to Metzler that: (a) such Holder has the requisite power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by such Holder and the consummation by it of the transactions contemplated hereby and this Agreement has been duly executed and delivered by such Holder and constitutes a valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms; (c) the execution and delivery of this Agreement by such Holder and the consummation by such Holder of the transactions contemplated hereby do not require the consent, waiver, approval, license or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to rights of termination, amendment or cancellation of, or result in the creation of a lien or encumbrance of any of the property or assets of such Holder under, any provision of any partnership agreement, certificate or articles of incorporation, bylaws or other governing instruments of such Holder, or agreement, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree or restriction by which such Holder or any of such Holder's properties or assets is bound; (d) the Shares set forth below such Holder's name on the signature page hereto are all of the securities of LECG owned of record or beneficially by the Holder; (e) each Holder owns such Holder's Shares free and clear of all liens, charges, claims, encumbrances and security interests of any nature whatsoever; and (f) such Holder has not granted any proxy or interest in or with respect to such Holder's Shares, deposited the Shares into any voting trust or entered into any voting agreement or other arrangement with respect to the Shares.

     3. Representations and Warranties of Metzler. Metzler represents and warrants to the Holders that (a) Metzler is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement and (b) the execution and delivery of this Agreement by Metzler and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Metzler and this Agreement has been duly executed and delivered and constitutes a valid and binding obligation of Metzler, enforceable against Metzler in accordance with its terms.
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     4.  Covenants of the Holder.

          (a) Each Holder hereby covenants and agrees that until this Agreement is terminated in accordance with the terms of Section 14 below, such Holder will not, and will not agree to (except with the prior written consent of Metzler), directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares, or grant any proxy or interest in or with respect to such Shares, or deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares except with the prior written consent of Metzler, which may be withheld in Metzler's sole and absolute discretion (except in the case of a gift of Shares if the transferee agrees in writing to be bound by this Agreement, in which case Metzler shall not withhold its consent). Each Holder further covenants and agrees that until this Agreement is terminated in accordance with the terms of Section 14 below, such Holder will not initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, provide any confidential information or data to, or have any discussions with, any person relating to, any acquisition, merger, business combination or purchase of all or any significant portion of the assets of, or any equity interest in LECG or any subsidiary thereof, except to the extent permitted by Section 6.1 of the Merger Agreement.

          (b) Each Holder covenants and agrees not to engage in any action or omit to take any action which would have the effect of preventing or disabling (i) such Holder from performing such Holder's obligations under this Agreement, (ii) Metzler from exercising its rights hereunder, or (iii) LECG from performing any of its obligations under the Merger Agreement. Notwithstanding anything to the contrary contained in this Agreement, the exercise by LECG's board of directors, or any Holder acting in his capacity as an LECG director, of LECG's rights pursuant to Section 8.1(g) of the Merger Agreement shall not be deemed or construed to be a violation of this
     Section 4.

     5. Specific Performance. Each Holder acknowledges that Metzler will have no adequate remedy at law and that irreparable injury to Metzler would occur if any Holder fails to perform any of their respective obligations under this Agreement. In such event, each Holder agrees that Metzler shall have the right, in addition to any other rights it may have at law or in equity (and without the requirement to post a bond or establish inadequate legal remedies), to specific performance of this Agreement and that such Holder will not take any action to impede Metzler's efforts to enforce such right of specific performance.

     6. Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom such notice is intended or if sent by telex or telecopier (and also confirmed in writing), upon receipt of the correct answer-back, to Metzler at the address set forth below, and to a Holder at such Holder's address as set forth on the signature page hereof, or such other address as may be designated in writing hereafter, in the same manner, by such person:
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     If to Metzler:    Metzler Group. Inc.
                       615 N. Wabash
                       Chicago, Illinois 60611
                       Attn: Mr. Robert P. Maher
                       Fax: (312) 573-5676

     7. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Holders or Metzler, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     8. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties hereto with respect to Subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

     9. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that Metzler may assign its rights and obligations hereunder to any of its direct or indirect subsidiaries or Affiliates, but no such transfer shall relieve Metzler of its obligations hereunder if such transferee does not perform such obligations.

     10. Headings. The section heading herein are for convenience only and shall not affect the construction of this Agreement.

     11. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. This Agreement will become effective as between Metzler and each Holder upon execution by such Holder, without regard to whether this Agreement is executed by any other Holder.

     12. Definitions. For purposes of this Agreement, the terms "affiliate," "group" and "beneficial ownership" shall have the meanings assigned thereto in
Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the choice of law principles thereof.

     14. Termination. This Agreement shall terminate at the earliest of (i) termination of the Merger Agreement in accordance with its terms or (ii) the consummation the Merger. This Agreement may be terminated by a Holder with respect to such Holder in the event a material event regarding Metzler occurs.
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     15.  Severability.  If any term, provision, covenant or restriction of this
Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, such provision shall be deemed modified to the minimum extent necessary in order that such provision shall be valid and enforceable and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                                 *  *  *  *  *
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     IN WITNESS WHEREOF, Metzler and each Holder have caused this Agreement to be duly executed and delivered on the day and year first above written.

METZLER GROUP, INC.

By:_______________________________  By:___________________________________
   Name:__________________________
   Title:_________________________     Address:_____________________
                                               _____________________
                                       FAX:_________________________
                                       Shares:____________________________


                                    By:___________________________________

                                       Address:_____________________
                                               _____________________
                                       FAX:_________________________

                                    Shares:_______________________________


                                    By:___________________________________

                                       Address:_____________________
                                               _____________________
                                       FAX:_________________________

                                    Shares:_______________________________


                                    By:___________________________________

                                       Address:_____________________
                                               _____________________
                                       FAX:_________________________

                                    Shares:_______________________________


                                    By:___________________________________

                                       Address:_____________________
                                               _____________________
                                       FAX:_________________________

                                    Shares:_______________________________